Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155689

Prospectus Supplement

(To Prospectus dated November 25, 2008)

66,000,000 Shares

Common Stock

We are offering 66,000,000 shares of our common stock, par value $0.01 per share, to be sold in this offering. Our common stock is listed on the New York Stock Exchange under the symbol “HST.” On April 23, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $7.10 per share.

To assist us in complying with federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$6.60	$435,600,000
Underwriting discount	$0.264	$17,424,000
Proceeds to Host Hotels & Resorts, Inc. (before expenses)	$6.336	$418,176,000

We have granted the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 9,750,000 shares of our common stock from us at the public offering price, less the underwriting discounts, to cover any over-allotments.

The underwriters expect to deliver the shares of our common stock to investors on April 29, 2009. The underwriters are offering the common stock as set forth under “Underwriting.”

Joint Book-Running Managers

Merrill Lynch & Co.	Deutsche Bank Securities

Goldman, Sachs & Co.	J.P.Morgan

Co-Managers

ABN AMRO Incorporated	Barclays Capital	BNY Mellon Capital Markets, LLC

Calyon Securities (USA) Inc.	Citi	Raymond James

Scotia Capital	UBS Investment Bank	Wachovia Securities

The date of this prospectus supplement is April 24, 2009.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “our,” “us” and “we” as used in this prospectus supplement refer to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together. We also use the term “Host” to specifically refer to Host Hotels & Resorts, Inc. and “Host LP” to refer to Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host and Host LP. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the over-allotment option granted to the underwriters is not exercised in whole or in part.

S-ii

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus supplement and accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

national and local economic and business conditions, including the continued negative impact of the current recession on overall lodging demand, as well as the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements;

•	relationships with property managers;

•

our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions and dispositions;

•

our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes and other risks and uncertainties associated with our business described in our filings with the SEC;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host LP to Host, and other risks related to restricting covenants in our debt agreements, including the risk of default that could occur;

S-iii

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses;

•

our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties on commercially reasonable terms; and

•	changes in the accounting method for exchangeable debt securities, which may result in increased dilution to the income available to shareholders.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in the our expectations.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you in deciding whether to invest in the common stock. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes before making an investment decision.

The Company

Host Hotels & Resorts, Inc. is a Maryland corporation that operates as a self-managed and self-administered real estate investment trust, or REIT. Host Hotels & Resorts, Inc. owns properties and conducts operations through Host Hotels & Resorts, L.P., a Delaware limited partnership, of which Host Hotels & Resorts, Inc. is the sole general partner and in which it holds approximately 97% of the partnership interests.

As of March 27, 2009, our lodging portfolio consisted of 116 luxury and upper-upscale hotels containing approximately 63,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile. Additionally, we own a 32.1% interest in a European joint venture that owns eleven luxury and upper-upscale hotels containing approximately 3,500 rooms located in cities in Italy, Spain, Poland, Belgium, The Netherlands and the United Kingdom.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000.

Recent Developments

Results of Operations

The following table reflects certain line items derived from our unaudited condensed consolidated statements of operations and other significant operating statistics for the periods indicated incorporated by reference into this prospectus supplement. You should read this information in conjunction with the consolidated financial statements and notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 27, 2009, which are incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of future operating results. The information for the interim periods is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, which are, in management’s opinion, necessary for a fair statement of the results of these periods (in millions, except operating statistics and percentages):

	Quarter ended		% Increase (Decrease)
	March 27, 2009	March 21, 2008
Revenues:
Total hotel sales	$853	$1,023	(16.6)%
Total revenues	882	1,053	(16.2)
Operating costs and expenses:
Property-level costs (1)	870	910	(4.4)
Corporate and other expenses	15	17	(11.8)
Gain on insurance settlement	—	7	N/M
Operating profit (loss)	(3)	133	N/M
Interest expense	87	83	4.8
Income (loss) attributable to non-controlling interests	(1)	9	N/M
Income from discontinued operations	17	1	N/M
Net income (loss)	(60)	63	N/M
Net income (loss) attributable to common stockholders	(59)	54	N/M
Basic and diluted earnings (loss) per common share	(.12)	.10	N/M
All hotel operating statistics (2):
RevPAR	$110.08	$137.25	(19.8)%
Average room rate	$181.12	$198.00	(8.5)%
Average occupancy	60.8%	69.3%	(8.5	)pts.
Comparable hotel operating statistics (3):
RevPAR	$110.20	$137.47	(19.8)%
Average room rate	$181.39	$198.44	(8.6)%
Average occupancy	60.8%	69.3%	(8.5	)pts.

(1)	Amount represents total operating costs and expenses per our condensed consolidated statements of operations less corporate expenses and gains on insurance settlement.
(2)	Operating statistics are for all properties as of March 27, 2009 and March 21, 2008 and include the results of operations for hotels we have sold prior to their disposition.
(3)	Comparable hotel operating statistics for March 27, 2009 and March 21, 2008 are based on 116 comparable hotels as of March 27, 2009.
(4)	N/M=Not Meaningful.

Asset Impairments

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We record an impairment charge when the future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. During the first quarter of 2009, we tested several properties for impairment based on management’s estimate of expected future undiscounted cash flows over our expected holding period taking into account the probability of consummating the sales. For the two assets where the undiscounted, probability-weighted cash flows were below the carrying value, we recorded non-cash impairment charges totaling $40 million based on the difference between the property’s fair value and the carrying value. These impairments are included in depreciation expense in our unaudited condensed consolidated statements of operations included in our Form 10-Q for the quarterly period ended March 27, 2009, filed with the SEC on April 23, 2009 and incorporated herein by reference. For a more detailed description of these impairments, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Policies” included in our Form 10-Q for the quarterly period ended March 27, 2009.

Application of New Accounting Standards

Effective January 1, 2009, we have adopted SFAS 160, Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, (“FAS 160”), which defines a non-controlling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires such non-controlling interest to be presented as a separate component of equity in the consolidated balance sheet subject to the provisions of EITF Topic D-98. FAS 160 also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and non-controlling interests.

Effective January 1, 2009, we have also retrospectively adopted FASB staff position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized. Our 3.25% Exchangeable Senior Debentures due 2024, or the 2024 Exchangeable Senior Debentures, and 2 5/8% Exchangeable Senior Debentures due 2027, or the 2027 Exchangeable Senior Debentures, and together with the 2024 Exchangeable Senior Debentures, the Exchangeable Senior Debentures, are within the scope of FSP 14-1; therefore, we are required to record the debt components of the debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt. We measured the fair value of the debt components of the 2024 Debentures and 2027 Debentures at issuance based on effective interest rates of 6.8% and 6.5%, respectively. As a result, we attributed $165 million of the proceeds received to the conversion feature of the debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in additional paid-in capital on the accompanying balance sheets.

For a more detailed description of the impact of our adoption of these accounting standards, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Policies” and Footnote 2 to our Condensed Consolidated Financial Statements, in each case, included in our Form 10-Q for the quarterly period ended March 27, 2009, filed with the SEC on April 23, 2009 and incorporated herein by reference.

Outlook

The United States is currently in the midst of a recession and the future economic environment is likely to be less favorable than that of recent years. The recessionary environment in 2009, specifically declining GDP, employment, business investment, corporate profits and consumer spending, has and will continue to negatively impact overall lodging demand. We believe that consumer and commercial spending and lodging demand will continue to decline in 2009 and, in particular, we expect lodging demand in the luxury segment will continue to underperform other property types as consumers continue to utilize less expensive alternatives. We do not anticipate an improvement in lodging demand until the current economic trends reverse course, particularly the expected continued weakness in the overall economy and the lack of liquidity in the credit markets. While new supply in 2009 is expected to be moderately above the historical average, we expect that, as a result of the current fiscal environment, increases in lodging supply will likely slow significantly over the next few years. This may be particularly relevant for the markets and lodging sectors in which we compete due to the long-term planning and high level of investment associated with these properties.

We believe that the economic slowdown will continue to significantly affect both the group and transient elements of our business. Based on reservation activity for 2009, we expect that group demand will continue to decline as companies continue to reduce travel expenditures, which will lead to increased cancellations, diminished booking activity and reduced attendance at group events resulting in lower banquet and food and beverage and other revenues. Similarly, the continued reduction in corporate travel budgets will affect the transient business traveler. The consumer-led elements of this economic slowdown will also decrease demand at leisure-dependent destinations, such as Hawaii and Florida, as both U.S. and international leisure travelers are likely to continue to reduce discretionary spending. Certain expenditures may also increase as a result of continued uncertainty in the economy, such as increased insurance expense.

The general economic trends discussed above make it difficult to predict our future operating results. However, there can be no assurances that we will not experience further declines in hotel revenues or earnings at our properties for any number of reasons, including, but not limited to, greater than anticipated weakness in the economy, changes in travel patterns and the combined impact of the trends identified above. For a general overview of our business and a discussion of our reporting periods, see our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Offering

Issuer	Host Hotels & Resorts, Inc.

Common stock offered by us	66,000,000 shares (or 75,750,000 shares if the underwriters exercise their over-allotment option in full).

Common stock to be outstanding after this offering	592.4 million shares (or 602.2 million shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $417 million (or approximately $479 million if the underwriters exercise their over-allotment option in full). We intend to use up the net proceeds from this offering for general corporate purposes and the repayment of indebtedness. Pending application of the net proceeds, we may invest the proceeds in short-term securities. See “Use of Proceeds” on page S-8 of this prospectus supplement.

Restrictions on Ownership and Transfer	To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter imposes certain restrictions on ownership and transfer of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Listing	Our common stock is listed on the NYSE under the symbol “HST.”

The number of shares of common stock to be outstanding after this offering is based upon 526.4 million shares outstanding as of March 27, 2009. This number excludes 3.2 million shares of common stock underlying options outstanding as of March 27, 2009 granted under our stock option, incentive and compensation plans; 2.4 million shares of common stock reserved and available for future issuance as of March 27, 2009 under our stock option, incentive and compensation plans; 14.4 million shares of common stock issuable upon exchange of common limited partnership units of Host LP and 59.4 million shares of common stock issuable upon exchange of the Exchangeable Senior Debentures.

For additional information regarding our common stock, see “Description of Capital Stock” in the accompanying prospectus. For a description of the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common stock, see the Form 8-K that we filed with the SEC on March 2, 2009 that is incorporated herein by reference.

Risk Factors

An investment in our common stock involves various risks and prospective investors should carefully consider the matters discussed under “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, before making a decision to invest in the common stock.

RISK FACTORS

Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2008 and any subsequently filed periodic reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in our common stock is suitable for you.

We may change the dividend policy for our common shares in the future.

In 2008, our Board of Directors declared a total dividend of $0.65 per share. Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, we previously announced our intention to suspend our regular quarterly dividend on our common stock during 2009. Based on the expected issuance of shares in this offering, the company expects the common stock dividend to be paid in the fourth quarter would be $0.27 to $0.32 per share, which may be paid either in cash or a combination of cash and shares of common stock. We currently intend to continue paying dividends on our preferred stock.

A recent Internal Revenue Service revenue procedure allows us to satisfy the REIT income distribution requirements with respect to our 2009 taxable year by distributing up to 90% of our 2009 dividends on our common stock in shares of our common stock in lieu of paying dividends entirely in cash so long as we qualify as a REIT and follow a process allowing our shareholders to elect cash or stock, subject to a cap that we impose on the maximum amount of cash that can be paid. We have made no decision yet whether to pay a portion of the common stock dividend that we expect to declare in the fourth quarter of 2009 in shares of common stock pursuant to this revenue procedure. In the event that we pay a portion of a dividend in our common shares using the process outlined above, taxable U.S. shareholders would be required to pay tax on the entire amount of the dividend, including the portion paid in common shares, in which case such shareholders might have to pay the tax using cash from other sources. If a U.S. shareholder sells the shares it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending upon the market price of our shares at the time of the sale as compared to the market price at the time of the dividend. Furthermore, with respect to non-U.S. shareholders, we may be required to withhold U.S. tax with respect to such dividend, including in respect of all or a portion of such dividend that is payable in shares. In addition, if a significant number of our shareholders sell our common shares in order to pay taxes owed on dividends, such sales would put downward pressure on the market price of our common shares.

The decision to declare and pay dividends on our common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our Board of Directors deems relevant. While the statements above concerning the remaining dividends for 2009 represent our current expectation, the actual dividend payable will be determined by our Board of Directors based upon the circumstances at the time of declaration and the actual dividend payable may vary from such expected amounts. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

This offering is expected to be dilutive, and there may be future dilution of our common shares.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share and funds from operations per share for the year ending December 31, 2009. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors. Additionally, we are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (1) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (2) sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. The overall weakness in the economy and the current financial crisis have recently contributed to the extreme volatility of the markets, including the market price of our common stock.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock from this offering will be approximately $417 million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $18 million (or net proceeds of approximately $479 million if the underwriters’ over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated transaction expenses of approximately $21 million), in each case at a public offering price of $6.60 per share.

We intend to use up the net proceeds from this offering for general corporate purposes and the repayment of indebtedness. Pending application of the net proceeds, we may invest the proceeds in short-term securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 27, 2009, on an actual basis and on an as adjusted basis to give effect to the offering and sale of 66,000,000 shares of our common stock in this offering at a public offering price per share of $6.60, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us.

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 27, 2009
	Actual	As adjusted
	(in millions)
Cash and cash equivalents (1)	$653	$1,070

Debt
Senior notes, including $852 million, net of discount of Exchangeable Senior Debentures (2)	$3,879	$3,879
Mortgage debt	1,517	1,517
Credit Facility (3)	410	410
Other	87	87

Total debt (4)	5,893	5,893

Non-controlling interests of Host LP (5)	147	142

Equity
Cumulative redeemable preferred stock (liquidation preference $100 million) 50 million shares authorized, 4.0 million shares issued and outstanding, actual and as adjusted	97	97
Common Stock, par value $0.01, 750 million shares authorized, 526.4 million shares issued and outstanding, actual; 592.4 shares issued and outstanding, as adjusted	5	6
Additional paid-in capital	5,882	6,303
Accumulated other comprehensive income	2	2
Deficit	(448)	(448)

Total Host stockholders’ equity	5,538	5,960
Non-controlling interests—other consolidated partnerships (5)	24	24

Total equity	5,562	5,984

Total capitalization	$11,602	$12,019

(1)	As adjusted cash and cash equivalents reflects the following (in millions):

Cash and cash equivalents at March 27, 2009	$653
Net proceeds from the issuance of the common stock offered hereby after deducting estimated transaction expenses (a)	417

As adjusted cash and cash equivalents at March 27, 2009	$1,070

(a)	We have estimated $1 million of transaction expenses in addition to underwriters’ discounts and commissions.

(2)	As a result of the adoption of FASB Staff position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP 14-1), the principal balance of our Exchangeable Senior Debentures was reduced by $66 million as of March 27, 2009, with an offsetting increase to equity. The decline in principal reflects the unamortized discount related to the implementation of FSP 14-1. For a detailed description of the impact of our adoption of this accounting standard, see Note 2 to our Condensed Consolidated Financial Statements included in our Form 10-Q for the quarterly period ended March 27, 2009, filed with the SEC on April 23, 2009 and incorporated herein by reference.

(3)	We currently have availability of $400 million under our credit facility.

(4)	The debt balance does not reflect the planned use of net proceeds to repay indebtedness or reduce future borrowings.

(5)	As a result of the adoption of SFAS 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (FAS 160), which modifies the presentation of certain balance sheet items such that non-controlling interests of other consolidated partnerships (previously referred to as “Interest of minority partners of other consolidated partnerships”) is now included as a separate component of equity. For a detailed description of the impact of our adoption of this accounting standard, see Note 2 to our Condensed Consolidated Financial Statements included in our Form 10-Q for the quarterly period ended March 27, 2009, filed with the SEC on April 23, 2009 and incorporated herein by reference.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “HST.” On April 23, 2009, the last reported sale price per share of our common stock on the NYSE was $7.10. The table below sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock, as reported by the NYSE, and the cash dividends declared per share with respect to such periods. The dividend with respect to each fiscal quarter was paid in the following fiscal quarter.

	Price Per Share of Common Stock		Distributions Declared Per Share
	High	Low
2007
First Quarter	$28.71	$23.89	$0.20
Second Quarter	27.04	23.31	0.20
Third Quarter	26.01	20.35	0.20
Fourth Quarter	23.40	16.71	0.40
2008
First Quarter	17.41	15.57	0.20
Second Quarter	18.76	15.28	0.20
Third Quarter	15.51	11.14	0.20
Fourth Quarter	17.00	5.06	0.05
2009
First Quarter	8.10	3.40	—
Second Quarter, through April 23, 2009	7.10	3.72	—

The foregoing table shows only historical comparisons. The comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

On January 15, 2009 we paid a dividend of $0.05 per common share with respect to the fourth quarter of 2008. Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, we intend to suspend our regular quarterly dividend on our common stock in 2009. Based on the expected issuance of shares in this offering (and not giving effect to the over-allotment option) the company expects the common stock dividend to be paid in the fourth quarter would be $0.27 to $0.32 per share, which may be paid either in cash or a combination of cash and shares of common stock. We intend to continue paying dividends on our preferred stock. It has been our policy to declare dividends to the holders of shares of our common stock so as to comply with applicable provisions of the Code governing REITs. A summary of the terms and provisions of our common stock is contained in “Description of Capital Stock—Common Stock” in the accompanying prospectus.

UNDERWRITING

We intend to offer the shares of common stock through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and Deutsche Bank Securities Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	14,850,000
Deutsche Bank Securities Inc.	14,850,000
Goldman, Sachs & Co.	9,240,000
J.P. Morgan Securities Inc.	9,240,000
ABN AMRO Incorporated	1,980,000
Barclays Capital Inc.	1,980,000
BNY Mellon Capital Markets, LLC	1,980,000
Calyon Securities (USA) Inc.	1,980,000
Citigroup Global Markets Inc.	1,980,000
Raymond James & Associates, Inc.	1,980,000
Scotia Capital (USA) Inc.	1,980,000
UBS Securities LLC	1,980,000
Wachovia Capital Markets, LLC	1,980,000

Total	66,000,000

The underwriters have agreed to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted to the underwriters an option to purchase up to 9,750,000 additional shares of common stock at the same price per share as they are paying for the shares shown in the table below to cover any over-allotments. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares of common stock from us in approximately the same proportion as it purchased the shares shown in the table above. We will pay the expenses associated with the exercise of this option.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.15 per share. After the public offering, the public offering price and concession may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$6.60	$435,600,000	$499,950,000
Underwriting discount	$0.264	$17,424,000	$19,998,000
Proceeds, before expenses, to us	$6.336	$418,176,000	$479,952,000

The expenses of the offering, not including the underwriting discount, are estimated at $1,000,000 and are payable by us.

No Sales of Similar Securities

Our directors and executive officers have agreed for a period of 60 days after the date of this prospectus supplement, with certain exceptions, not to, directly or indirectly, offer, sell, pledge, grant any option to purchase, contract to sell, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any such shares, or any securities convertible into, exchangeable for or that represent the right to receive such shares, whether now owned or hereinafter acquired, owned directly by our directors or our executive officers (including holding as a custodian) or with respect to which our directors or our executive officers have beneficial ownership within the rules and regulations of the SEC, or to engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such director or executive officer’s shares of common stock even if such shares would be disposed of by someone other than such director or executive officer. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of such director or executive officer or with respect to any security that includes, relates to, or derives any significant part of its value from such shares, without the prior written consent of Merrill Lynch and Deutsche Bank Securities Inc. The restrictions described in this paragraph do not apply to transfer of shares of common stock by our directors and executive officers: (i) as a bona fide gift or gifts, provided that the donee or donees agree to be bound in writing by the restrictions in this paragraph, (ii) to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions in this paragraph, and provided further that any such transfer shall not involve a disposition for value, or (iii) according to the laws of descent and distribution, provided that the descendant agrees to be bound in writing by the restrictions in this paragraph.

We have entered into a similar agreement with the underwriters, under which we have agreed for a period of 60 days after the date of this prospectus supplement not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any of our securities that are substantially similar to the shares of common stock being offered, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, such shares or any such substantially similar securities (other than the offer and sale of shares of common stock pursuant to this offering, pursuant to employee and director compensation plans existing on or pursuant to the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan subject to its approval at the May 2009 annual meeting, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus supplement including, but not limited to, the

Exchangeable Senior Debentures), without prior written consent of Merrill Lynch and Deutsche Bank Securities Inc.; provided, however, the we may issue up to 2.5% of our outstanding shares of common stock, as adjusted to give effect to the offering, to a seller in connection with an asset acquisition, provided, that each such seller executes an agreement stating that it is receiving and holding such securities subject to the remaining term of the restrictions in this paragraph.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “HST.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our shares of common stock. However, the representatives may engage in transactions that stabilize the price of the shares of common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the shares of common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the underwriters’ option to purchase additional shares described above. Purchases of our shares of common stock to stabilize the price of our shares of common stock or to reduce a short position may cause the price of our shares of common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch Website is not part of this prospectus supplement.

Other Relationships

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business. Affiliates of Merrill Lynch and Deutsche Bank Securities Inc. are lenders under our credit facility and may receive a share of the net proceeds from this offering to the extent any net proceeds are used to repay borrowings under the credit facility.

Notice to Certain European Residents

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares of common stock have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of the sellers or the underwriters.

In addition:

•

an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 20000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated ) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the Securities in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed on for us by Latham & Watkins LLP, Washington, D.C. Certain matters of Maryland law will be passed on for us by Venable LLP, Baltimore, Maryland and certain tax matters related to our qualification as a REIT will be passed on for us by Hogan & Hartson LLP, Washington, D.C. Certain legal matters will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, the financial statement schedule as of December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report on the consolidated financial statements and schedule makes reference to the Company changing its method of accounting for contingencies related to income taxes due to the adoption of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes in 2007.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

•

Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including information specifically incorporated by reference therein from our Proxy Statement for our 2009 Annual Meeting);

•	Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2009;

•	Host Hotels & Resorts, Inc.’s Current Reports on Form 8-K filed on January 20, 2009, February 18, 2009, March 2, 2009 and April 23, 2009;

•	The description of our common stock included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998);

•

All documents filed by Host Hotels & Resorts, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.hosthotels.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: Secretary

(240) 744-1000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with the New York Stock Exchange (“NYSE”), as well as our SEC filings, at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

PROSPECTUS

$1,000,000,000

Host Hotels & Resorts, Inc.

Common Stock, Preferred Stock, Depositary Shares,

Warrants and Subscription Rights

By this prospectus we may offer, from time to time, in one or more series or classes, the following securities:

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	our warrants exercisable for common stock, preferred stock or depositary shares; and

•	subscription rights evidencing the right to purchase any of the above securities.

This prospectus provides you with a general description of the securities we may offer. The offered securities have an aggregate initial offering price of $1,000,000,000. We may offer the offered securities, separately or together, in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus, which terms will include:

•

in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; in the case of our depositary shares, the fractional share of preferred shares represented by such depositary share; and

•	in the case of our common stock, any initial public offering price; in the case of warrants to purchase our common shares, the duration, offering price, exercise price and detachability.

Each prospectus supplement may also add, update or change information contained in this prospectus, and will also contain information, where applicable, about the United States Federal income tax considerations of, and any exchange listing of, the securities covered by the prospectus supplement.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 6 of this prospectus.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our common stock is traded on the New York Stock Exchange under the symbol “HST.” On November 24, 2008, the last reported sale price of our common stock was $7.38 per share.

Investing in the offered securities involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and in any prospectus supplement or in the documents incorporated therein is accurate as of any date other than the date of this prospectus or such documents, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” and “our” are to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together, including their consolidated subsidiaries. References to “Host” are to Host Hotels & Resorts, Inc. and references to “Host L.P.” are to Host Hotels & Resorts, L.P., a Delaware limited partnership (and its consolidated subsidiaries), in cases where it is important to distinguish between Host and Host L.P.

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the

i

rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplement or in any document incorporated herein or therein by reference is accurate as of any date other than the date on the front of each document.

You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

ii

THE COMPANY

Host is a Maryland corporation and operates as a self-managed and self-administered real estate investment trust, or REIT. We own our properties and conduct our operations through Host L.P., of which we are the sole general partner and in which we hold approximately 96% of the partnership interests as of September 5, 2008.

As of September 5, 2008 our lodging portfolio consisted of 117 hotels, which operate primarily in the luxury and upper upscale hotels sectors with approximately 64,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile. Additionally, we own a 32.1% interest in a European joint venture that owns 11 luxury and upper-upscale hotels located in Europe with approximately 3,500 rooms.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov) and on our website (http://www.hosthotels.com). You can also inspect reports and other information we file with the SEC at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3, of which this prospectus forms a part, and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and our common stock. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC may update and supersede the information in this prospectus and the information we incorporated by reference. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (in each case, other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (including information specifically incorporated by reference therein from our Proxy Statement for our 2008 Annual Meeting);

•	Definitive Proxy Statement on Schedule 14A filed on April 10, 2008;

•	Current Report on Form 8-K dated February 27, 2008 and filed on February 27, 2008;

•	Current Report on Form 8-K dated March 12, 2008 and filed March 17, 2008;

•

Current Report on Form 8-K dated April 23, 2008 and filed April 23, 2008, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act;

•	Current Report on Form 8-K dated April 28, 2008 and filed April 28, 2008;

•

Current Report on Form 8-K dated July 16, 2008 and filed July 16, 2008, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act;

•

Current Report on Form 8-K dated October 10, 2008 and filed October 10, 2008, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act;

•	Current Report on Form 8-K dated November 6, 2008 and filed November 12, 2008;

•

Current Report on Form 8-K dated November 18, 2008 and filed November 18, 2008, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act;

•	Current Report on Form 8-K dated November 21, 2008 and filed November 21, 2008;

•	Current Report on Form 8-K dated November 24, 2008 and filed November 24, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 21, 2008 and filed April 28, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 13, 2008 and filed July 21, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 5, 2008 and filed October 15, 2008; and

•	Description of our common stock included in Registration Statement on Form 8-A of HMC Merger Corporation, filed November 18, 1998, as amended on December 28, 1998.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817, telephone: (240) 744-1000.

You should rely only upon the information provided in this document or incorporated by reference in this prospectus and any supplement. We have not authorized anyone to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein contain certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this prospectus and the information incorporated by reference herein, including in the section entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•

national and local economic and business conditions and changes in travel patterns that will affect demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties, the availability and terms of financing and our liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to maintain good relationships with property managers;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•

the effect of terror alerts and potential terrorist activity on travel and our ability to recover fully under our respective existing insurance policies for terrorist acts and to maintain adequate or full replacement cost “all-risk” property insurance on our respective properties;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•

our ability and the ability of each of our subsidiary REITs to continue to satisfy complex rules in order to maintain REIT status for federal income tax purposes, the ability of Host L.P. to satisfy the rules to maintain its status as a partnership for federal income tax purposes, and our ability and the ability of our subsidiaries, and similar entities that we acquire or establish, to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses; and

•	other factors discussed under the heading “Risk Factors” in our latest Annual Report on Form 10-K.

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or incorporated herein by reference or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this prospectus.

RISK FACTORS

You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, including the discussion of material federal income tax considerations applicable to us and holders of our common stock incorporated by reference from our Form 8-K dated February 27, 2008, as the same may be updated from time to time by our future filings under the Exchange Act.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by Host to Host LP. Unless otherwise indicated in the applicable prospectus supplement, Host LP intends to use any net proceeds from the sale of offered securities for the development or acquisition of particular hotel properties as opportunities arise, capital expenditures, the repayment or repurchase of our indebtedness and our capital stock outstanding at such time, working capital and for general corporate purposes. When a particular class or series of securities is offered, the related prospectus supplement will set forth the intended use for the net proceeds received from the sale of such offered securities. Pending the application of the net proceeds, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends on a historical basis for the periods indicated:

	Year-to-date period ended		Year ended December 31,
	September 5, 2008	September 7, 2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges and preferred stock dividends	2.0x	1.8x	2.1x	1.6x	1.2x	—	—
Deficiency of earnings to fixed charges and preferred stock dividends	$—	$—	$—	$—	$—	$(113)	$(274)

DESCRIPTION OF CAPITAL STOCK

General

Our charter provides that we may issue up to 750,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Of the 50,000,000 shares of preferred stock, 8,000,000 shares have been classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock. As of October 31, 2008, the following shares of our stock are outstanding:

•	common stock – 524,715,503 shares; and

•	8 7/8% Class E Cumulative Redeemable Preferred Stock – 4,034,300 shares

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to this prospectus and any applicable supplement, when issued, will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our Board of Directors out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock (see “Restrictions on Ownership and Transfer”), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations except that our charter may be amended by the affirmative vote of holders of not less than a majority of all votes entitled to be cast (other than those amendments specifically identified in the charter as requiring the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast). Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

Our charter originally authorized the Board of Directors to issue 50,000,000 shares of preferred stock. As of October 31, 2008, there is outstanding 4,034,300 shares of 8 7/8% Class E Cumulative Redeemable Preferred Stock (which are referred to as the “Class E preferred stock”). Holders of the Class E preferred stock are entitled to receive, when and if authorized by our board of directors, cumulative cash dividends at the rate of 8 7/8% per annum of the $25.00 per share liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred stock for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The preferred stock ranks senior to the common stock. The preferred stockholders generally have no voting rights. Under the terms of the Class E preferred stock, we are not permitted to pay dividends on our common stock unless cumulative dividends have been paid (or funds for payment have been set aside for payment) on such class of preferred stock. The amount of aggregate dividends that accrue on the Class E preferred stock each quarter is approximately $2.2 million.

The Board of Directors has the power to classify or reclassify any unissued preferred shares into one or more classes or series of capital stock, including common stock.

Restrictions on Ownership and Transfer

For Host to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities:

•	during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made or

•	during a proportionate part of a shorter taxable year.

In addition, if Host, or one or more owners of 10% or more of Host, actually or constructively owns 10% or more of a tenant of Host or a tenant of any partnership in which Host is a partner, the rent received by Host either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” under the Internal Revenue Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Primarily because the Board of Directors believes it is desirable for Host to qualify as a REIT, the charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than:

•	9.8% of the lesser of the number or value of shares of common stock outstanding or

•	9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of Host’s stock.

The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedy provision under the ownership limit. The Board of Directors may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied, based upon an opinion of counsel or such other evidence as is satisfactory to the Board of Directors in its sole discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules, and

•

will not otherwise jeopardize Host’s status as a REIT by, for example, causing any tenant of the Operating Partnership to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, the Board of Directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host.

The Board of Directors has the authority to increase the ownership limit from time to time, but does not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the outstanding capital stock.

The charter further prohibits:

•

any person from actually or constructively owning shares of beneficial interest of Host that would result in Host being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Host to fail to qualify as a REIT and

•	any person from transferring shares of Host’s capital stock if such transfer would result in shares of Host’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host and provide Host with such other information as Host may request in order to determine the effect of such transfer on Host’s status as a REIT.

If any purported transfer of shares of Host’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Articles of Incorporation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and

•	the Prohibited Transferee shall acquire no right or interest in such excess shares and

•

in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host and be unaffiliated with Host and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person or entity who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host that the shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host’s stock held in the trust shall be deemed to have been offered for sale to Host, or its designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and the market value of the shares on the date Host, or its designee, accepts the offer. Host will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Host to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of Host’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or some other percentage between 1/2 of 1% and 5% as provided in the rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding shares of Host’s capital stock must give a written notice to Host within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host in writing such information with respect to the direct, indirect and constructive ownership of shares of Host’s capital stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium for our stockholders over the then prevailing market price or otherwise be in their best interest.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following description of certain provisions of Maryland law and of our charter and Bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our Bylaws. We have filed our charter and Bylaws as exhibits to this registration statement.

Election of the Board of Directors

Our charter provides that the number of our directors may be established by the Board of Directors but may not be fewer than three nor more than thirteen. Our Bylaws provide that each director shall be elected by a majority of the total votes cast for and against each director in an uncontested election. Directors are elected by a plurality vote in any contested elections.

Removal of Directors; Vacancies

Our charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on the Board may be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of Host to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Board of Directors has not opted out of the business combinations provisions of the Maryland General Corporation Law and Host is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host; however, as permitted under Maryland law, Host’s Board of Directors may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Charter and Bylaws

Our charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on removal of directors and filling vacancies, restrictions on ownership and transferability of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

As permitted under the Maryland General Corporation Law, the charter and Bylaws of Host provide that the directors have the exclusive right to amend the Bylaws. Amendment of this provision in the charter also would require Board action and the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of Host must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) by or at the direction of the Board of Directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in connection with a proposal to remove directors, each in compliance with the Bylaws, and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election, or (iii) provided that the special meeting has been called in accordance with the Bylaws, by any stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the Board, (b) vest in the Board the exclusive power to fix the number of directorships and (c) require to call a special meeting of stockholders, unless called by our president or the Board, the request of holders of a majority of the votes entitled to be cast at the special meeting. As of the date of this prospectus, our Board has not made any election to be subject to any provisions of Subtitle 8.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions of Maryland law, the provisions of our charter on removal of directors, the share ownership and transfer restrictions in the charter and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Host that might involve a premium price for holders of common stock or otherwise be in their best interest.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among Host and the depositary named therein. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by Host to the depositary, we will cause the depositary to issue, on behalf of Host, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Host upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary shares owned by those holders, subject to the obligations of the holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to the obligations of holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Host, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon the holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the surrendered depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by such depositary shares as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever Host redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided Host shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by Host.

From and after the date fixed for redemption, all dividends on the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and Host will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from gross negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of Host, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into common stock or any other securities or property of Host. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct Host to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of Host or other shares of stock, and Host has agreed that upon receipt of the instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, an amount will be paid in cash by Host equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Host and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by Host upon not less than 30 days prior written notice to the depositary if (1) the holders of a majority of the depository shares representing each class or series of preferred stock affected by such termination consents to the termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt; or (2) the termination is necessary to preserve our status as a REIT. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed,

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of Host and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or

•	each share of the related preferred stock shall have been converted into securities of Host not so represented by depositary shares.

Charges of Preferred Stock Depositary

Host will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Host will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Host notice of its election to do so, and Host may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from Host which are received by the depositary with respect to the related preferred stock.

Neither the depositary nor Host will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of

Host and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. Host and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. Host and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Host, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from Host.

DESCRIPTION OF WARRANTS

General

Host may issue warrants to purchase preferred stock, depositary shares or common stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such offered securities. The warrants are to be issued under warrant agreements to be entered into between Host and a bank or trust company, as warrant agent, as specified in the prospectus supplement relating to the warrants being offered pursuant thereto. The warrant agent will act solely as an agent of Host in connection with the warrants of such class or series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms of warrants in respect of which this prospectus is being delivered:

•	the title of such warrants

•	the securities for which such warrants are exercisable

•	the price or prices at which such warrants will be issued

•	the number of such warrants issued with each share of preferred stock or common stock

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of such warrants or the exercise price of such warrants

•	if applicable, the date on and after which such warrants and the related preferred stock or common stock will be separately transferable

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such warrants

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

•	the date on which the right to exercise such warrants shall commence, and the date on which such right shall expire, and

•	the maximum or minimum number of such warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash such amount of shares of preferred stock, shares of common stock or depositary shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Host will, as soon as practicable, forward the shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

Host may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, Host may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in such subscription rights offering set by Host.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights

•	the securities for which such subscription rights are exercisable

•	the exercise price for such subscription rights

•	the number of such subscription rights issued to each stockholder

•	the extent to which such subscription rights are transferable

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire

•	the extent to which such subscription rights includes an over- subscription privilege with respect to unsubscribed securities, and

•	if applicable, the material terms of any standby underwriting arrangement entered into by Host in connection with the subscription rights offering.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of preferred stock, depository shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, Host will, as soon as practicable, forward the shares of preferred stock or common stock, depository shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, Host may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, the offered securities may be issued by us as a dividend or distribution.

The distribution of the offered securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited directly by us. Offers to purchase offered securities may also be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the offered securities are also being sold to underwriters, we shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Hogan & Hartson, L.L.P., Washington, D.C., will pass upon certain tax matters relating to our qualification as a REIT for us. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, the financial statement schedule as of December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report on the consolidated financial statements and financial statement schedule makes reference to Host changing its method of accounting for contingencies related to income taxes due to the adoption of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes in 2007.

66,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Deutsche Bank Securities

Goldman, Sachs & Co.

J.P.Morgan

ABN AMRO Incorporated

Barclays Capital

BNY Mellon Capital Markets, LLC

Calyon Securities (USA) Inc.

Citi

Raymond James

Scotia Capital

UBS Investment Bank

Wachovia Securities

April 24, 2009